                                                                   EXHIBIT 10.19


                  AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

                  This Amended and Restated Shareholders' Agreement (the "Agreement") is entered into as of November 16, 1997 by SynQuest, Inc., a Georgia corporation (the "Company") and Warburg, Pincus Investors, L.P., a Delaware limited partnership ("Warburg").

                                   BACKGROUND

         Factory Automation & Computer Technologies, Inc., a New York corporation ("FACT"), the predecessor in interest to the Company, Warburg and Craig Skevington entered into a Shareholders' Agreement dated May 11, 1994 (the "Shareholders' Agreement"). FACT merged into the Company and the Company was the survivor in the Merger. The Company and Warburg now wish to enter into this Agreement to make certain provisions with respect to Warburg's right to vote its shares and other matters, and to amend and restate the Shareholders' Agreement in its entirety.

         The Company and Warburg agree as follows:


SECTION 1.        SUBSCRIPTION RIGHT

                  1.1      Right to Subscribe for Securities.

                  (a) If at any time while Warburg's subscription right as described in this Section 1 (the "Subscription Right") is in effect, the Board of Directors of the Company authorizes the issuance to a Person or Persons other than Warburg of shares of Common Stock or warrants, rights, options or shares of capital stock exercisable for or convertible into shares of Common Stock for cash except, in each case, for the issuance of shares of Common Stock, or rights to acquire Common Stock, to employees, consultants, officers or directors pursuant to stock option, stock purchase, stock bonus or stock incentive plans or pursuant to written contracts relating to the employment, engagement or compensation and which issuances have been approved by the holders of the majority of the shares of Series B Preferred Stock then outstanding, then prior to the issuance of the foregoing Securities, the Company will, with respect to each such issuance and each such time, offer to Warburg the right to purchase for cash up to that number of shares of Common Stock or warrants, rights, options or shares of capital stock exercisable for or convertible into shares of Common Stock necessary for Warburg to maintain its pro rata ownership of the outstanding capital stock of the Company. For the purposes of the foregoing sentence, there will be taken into account the aggregate number of shares of Common Stock issuable upon conversion of Securities of the Company convertible into Common Stock, upon exercise of warrants of the Company and upon exercise of stock options of the Company, whether such Securities are then outstanding or to be issued at such time.

                  (b) Any offer of Common Stock (or other Securities) to Warburg under the Subscription Right will be made by notice in writing at least 15 business days prior to the date on which the Company intends to issue and sell Securities to any Person other than Warburg. Such notice will set forth (i) the amount of Securities proposed to be issued and sold to Persons other than Warburg, (ii) the price at which such Securities are proposed to be sold to such Persons and the terms of payment, including the price at which such Securities may be converted into capital stock of the Company, if applicable, and (iii) the proposed date of issuance and sale of the Securities to Persons other than Warburg.

                  (c) Not later than 10 business days after receipt of such notice, Warburg will notify the Company in writing whether it elects to purchase all or any of the Securities offered to Warburg pursuant to such notice and if Warburg will fail to so notify the company, then all rights of Warburg to purchase Securities under the offer and notice in question will terminate.

                  (d) If Warburg will elect to purchase any additional shares or other Securities as aforesaid, the Securities which Warburg has elected to purchase will be issued and sold to Warburg by the Company at the price determined in accordance with Section 1.2 and otherwise on the same terms as such Securities are issued and sold to Persons other than Warburg.

                  1.2      Price of Securities.

                  With respect to each issuance of additional shares or other Securities by the Company to Warburg, the price of such Securities offered to Warburg upon exercise of the Subscription Right will be the same purchase price as that specified in the notice called for by Section 1.1(b)(ii) hereof.

                  1.3      Non-Waiver.

                  The election of Warburg not to exercise the Subscription Right under this Section 1 in any instance will not affect the right of Warburg (other than in respect of a reduction in the percentage holdings of Warburg) as to any subsequent issuance.

SECTION 2.        LIMITATION ON VOTING RIGHTS

                  2.1      Limitation

                  If Warburg owns, in the aggregate, directly and indirectly, beneficially and of record, a number of shares of all classes of stock of the Company that would otherwise entitle Warburg to cast a number of votes in excess of the Maximum Number of Votes, then all shares held by Warburg which represent a number of votes in excess of the Maximum Number of Votes will be deemed to be nonvoting shares, and such nonvoting shares will have no right to vote upon the election of directors or any other matter submitted to shareholder vote. This paragraph will not apply to any shares transferred by Warburg, to the extent such transfer would not cause the transferee of such shares to become the owner, directly or indirectly, beneficially or of record, of any shares representing a number of vote in excess of the Maximum Number of Votes.

                  2.2      Section 2.1 Definitions

                  For the purposes of Section 2.1, the term:

                  (a) "Maximum Number of Votes," will be equal to the number of votes represented by all outstanding shares of all classes of the Corporation's capital stock that are not owned directly or indirectly, beneficially or of record by Warburg; and

                  (b) "beneficial ownership" will be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision); provided, however, that Rule 13d-3(d)(1) will not apply.


SECTION 3.        TERMINATION OF RIGHTS

                  The rights and obligations provided by Section 1 will expire upon the earlier of (a) the closing of an underwritten public offering covering the offer and sale of Common Stock for the account of the Company to the public generally at a price to the public which places on the Company a value (prior to the receipt of proceeds of such offering) of at least $35 million and in which net proceeds to the Company are not less than $15 million or (b) the reduction of Warburg's ownership to less than 10% of the Common Stock on a fully diluted basis.

SECTION 4.        LEGEND

                  Warburg agrees that certificates evidencing the Securities issued to it by the Company will bear the following legend:

                  "The shares of stock represented by this certificate are subject to all the terms of that certain Shareholders' Agreement, dated as of November 16, 1997, a copy of which is on file at the office of the Company."

SECTION 5.        NOTICES

                  All notices, instructions or other communications required or permitted to be given hereunder or necessary in connection herewith will be in writing and will be deemed to have been duly delivered upon the delivery thereof, if delivered personally, upon the transmission thereof, if sent by facsimile transmission, on the second business day after delivery to an air courier company for express delivery, or on the seventh business day after mailing, if mailed, postage prepaid, registered or certified mail, as follows:

                  if to Warburg, at the address shown below, marked for attention as there indicated, or at such other address as Warburg may have furnished to each of the other parties hereto in writing:

                           Warburg, Pincus Investors, L.P.
                           466 Lexington Avenue  10th Floor
                           New York, New York 10017
                           Facsimile: (212) 878-9351
                           Attention: Joseph P. Landy

                  if to the Company, at the address shown below, or at such other address as the Company may have furnished to each of the other parties hereto in writing:

                           SynQuest, Inc.
                           3500 Parkway Lane
                           Suite 555
                           Norcross, GA 30092
                           Attention: Joseph Trino


SECTION 6.        ASSIGNMENT

                  Except as otherwise expressly provided herein, this Agreement will not be assignable by any party hereto.

SECTION 7.        SPECIFIC PERFORMANCE

                  The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, all parties hereto will have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto will institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has or have an adequate remedy at law, and such person will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

SECTION 8.        MODIFICATION

                  This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated herein and will not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

SECTION 9.        PRIOR AGREEMENT

                  This Agreement supersedes the Shareholders' Agreement any and all previously executed shareholders' agreements, letters of intent, term sheets or other communications among the parties hereto relating to the subject matter hereof.

SECTION 10.       GOVERNING LAW

                  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

SECTION 11.       COUNTERPARTS

                  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 12.       SECTION HEADINGS

                  The section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect any provisions hereof. Reference to numbered sections and subsections and lettered exhibits refer to sections and subsections of this Agreement and exhibits annexed thereto.

SECTION 13.       DEFINITIONS

                  As used herein, the flowing terms, unless the context clearly indicates otherwise, will have the following meanings:

                  "Act" will mean the Securities Act of 1933, as amended.

                  "Common Stock" will mean the Company's Common Stock, par value $.01 per share.

                  "Security, Securities" will have the meanings ascribed thereto in Section 2(1) of the Act.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                SYNQUEST, INC.


                                By:  /s/ Joseph Trino
                                     --------------------------------------
                                     Joseph Trino
                                     President and Chief Executive Officer


                                WARBURG, PINCUS INVESTORS, L.P.

                                By: Warburg, Pincus & Co., its General Partner


                                By:  /s/ Henry Kressel
                                     --------------------------------------
                                     Henry Kressel
                                     Managing Director